Exhibit 99.1

MEMORANDUM OF UNDERSTANDING

WHEREAS, on March 18, 2013, EDAC Technologies Corporation (“EDAC” or the “Company”) and Greenbriar Equity Group LLC (together with GB Aero Engine LLC, “Greenbriar”) announced that the Company and Greenbriar had entered into a definitive merger agreement (“Merger Agreement”) pursuant to which Greenbriar would acquire EDAC by a tender offer made by Greenbriar’s wholly-owned subsidiary, GB Aero Engine Merger Sub Inc. (“Merger Sub”), for $17.75 per share of common stock (the “Tender Offer”), followed by a second-step merger of Merger Sub with and into EDAC, with EDAC as the surviving corporation in such merger (the “Merger” and together with the Tender Offer and the other transactions contemplated by the Merger Agreement, including but not limited to the Top-Up Option (as defined in the Merger Agreement), collectively, the “Proposed Transaction”);

WHEREAS, the Tender Offer was initially scheduled to expire at 12:00 midnight, New York City time on Tuesday, April 23, 2013;

WHEREAS, on March 20, 2013, an EDAC shareholder, Richard Cook, filed a putative class action lawsuit challenging the Proposed Transaction on behalf of the public shareholders of EDAC in the Superior Court of the State of Connecticut, Judicial District of Hartford (the “Connecticut Court”), against EDAC, certain officers and directors of EDAC (the “Individual Defendants”), Greenbriar, and Merger Sub titled Cook v. EDAC Techs. Corp. et al., Case No. HHD-CV-13-6040269S;

WHEREAS, on March 21, 2013, an EDAC shareholder, Mark Crump, filed a substantially similar putative class action lawsuit in the Connecticut Court, against Greenbriar Equity Fund, II L.P., Greenbriar Equity Fund, II-A, L.P., Greenbriar Co-Investment Partners II, L.P., (collectively the “Greenbriar Crump Defendants”), EDAC, the Individual Defendants, Greenbriar, and Merger Sub (collectively and with the Greenbriar Crump Defendants, the “Defendants”) titled Crump v. EDAC Techs. Corp. et al., Case No. HHD-CV-13-6040430S;

WHEREAS, on March 22, 2013, two EDAC shareholders, Charles Friedman and Len Grossberg (the “Wisconsin Plaintiffs”), filed a substantially similar putative class action lawsuit in the Circuit Court of the State of Wisconsin, Dane County (the “Wisconsin Court”), against EDAC, the Individual Defendants, Greenbriar, and Merger Sub Inc. titled Friedman v. EDAC Techs. Corp. et al., Case No. 13-CV-1017 (the “Wisconsin Action”);

WHEREAS, on March 26, 2013, two EDAC shareholders, Edward Walsh and Marilyn Walsh, filed a substantially similar putative class action lawsuit in the Connecticut Court, against EDAC, the Individual Defendants, Greenbriar, and Merger Sub titled Walsh v. EDAC Techs. Corp. et al., Case No. HHD-CV-13-6040425S;

WHEREAS, on March 26, 2013, the Company filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the Securities and Exchange Commission (“SEC”) concerning the Proposed Transaction (as amended, the “14D-9”);

WHEREAS, on March 29, 2013, an EDAC shareholder, Phillip Randle (and with Plaintiffs Cook, Walsh, and Crump, the “Connecticut Plaintiffs” and together with the Wisconsin Plaintiffs, the “Plaintiffs”), filed a substantially similar putative class action lawsuit in the Connecticut Court, against EDAC, the Individual Defendants, Greenbriar, and Merger Sub titled Randle v. EDAC Techs. Corp. et al., Case No. HHD-CV-13-6040679S (with Cook, Case No. HHD-CV-13-6040269S, Walsh, Case No. HHD-CV-13-6040425S, and Crump, Case No. HHD-CV-13-6040430S, collectively, the “Connecticut Actions,” and with the Wisconsin Action, collectively, the “Actions”);

WHEREAS, Defendants have been served in the Actions, and, with the exception of objections to service of process, retain all of their rights, objections and defenses in response to the Actions, including objections to personal jurisdiction;

WHEREAS, on March 28, 2013, the Board of Directors of EDAC (the “Company Board”) received an unsolicited joint non-binding acquisition proposal from MidOcean Associates SPC (“MidOcean”) and Public Sector Pension Investment Board (“PSP”) to acquire all of the outstanding shares of common stock of EDAC for $18.25 per share;

WHEREAS, following the Company Board’s receipt of such acquisition proposal from MidOcean and PSP, EDAC provided a draft confidentiality agreement to MidOcean and PSP;

WHEREAS, MidOcean and PSP subsequently distributed a revised draft of the confidentiality agreement to EDAC, which included, among other changes, a new provision requiring EDAC, under certain circumstances, to reimburse MidOcean and PSP for up to $1.5 million of expenses incurred in connection with evaluating and negotiating the proposed transaction with EDAC;

WHEREAS, EDAC informed MidOcean and PSP that EDAC would not agree to include an expense reimbursement provision in the confidentiality agreement; MidOcean and PSP subsequently reduced their request for expense reimbursement to an amount up to $1 million on the same terms; and EDAC informed MidOcean and PSP again that EDAC would not agree to include an expense reimbursement provision in the confidentiality agreement;

WHEREAS, on April 7, 2013, MidOcean and PSP withdrew their acquisition proposal (such withdrawal, together with the acquisition proposal of MidOcean and PSP and the matters described above regarding the confidentiality agreement and expense reimbursement request, collectively the “MidOcean/PSP Proposal Matters”);

WHEREAS, on April 2, 2013, the Wisconsin Plaintiffs filed an amended class action complaint in the Wisconsin Action (the “Amended Wisconsin Complaint”);

WHEREAS, on April 4, 2013, in conjunction with informing Defendants that they would shortly thereafter be filing a consolidated and amended complaint, counsel for the Connecticut Plaintiffs provided counsel for the Defendants with requests for production of documents;

WHEREAS, on April 5, 2013, the Wisconsin Plaintiffs submitted to the Wisconsin Court a notice of motion to enjoin the Proposed Transaction and to expedite proceedings;

WHEREAS, on April 8, 2013, Plaintiff Cook filed an amended class action complaint in Cook, Case No. HHD-CV-13-6040269S (the “Amended Connecticut Complaint”);

WHEREAS, on April 9, 2013, Plaintiff Cook filed a Motion for Expedited Discovery and Setting a Briefing and Hearing Schedule on Plaintiff’s Anticipated Motion for Temporary Injunction;

WHEREAS, on April 10, 2013, the Wisconsin Plaintiffs agreed to coordinate with and participate in the Connecticut Actions;

WHEREAS, on April 10, 2013, the parties conferred with respect to, inter alia, the Connecticut Plaintiffs’ requests for production of documents; the Wisconsin Plaintiffs’ motion to enjoin the Proposed Transaction and to expedite proceedings; and Plaintiff Cook’s Motion for Expedited Discovery and Setting a Briefing and Hearing Schedule on Plaintiff’s Anticipated Motion for Temporary Injunction; and Defendants agreed to the production of certain documents and to make available two witnesses for deposition;

WHEREAS, the parties engaged in expedited discovery between April 10 and April 18, 2013, including the production of certain non-public documents concerning, inter alia, the process leading up to the Proposed Transaction and the valuation of the Company, including Company Board minutes, Company Board presentation materials and the financial analyses of the Company’s financial advisor, Stifel Nicolaus & Company, Incorporated (“Stifel”);

WHEREAS, on April 12, 2013, the Wisconsin Plaintiffs sent a letter to the Wisconsin Court withdrawing their notice of motion to enjoin the Proposed Transaction and to expedite proceedings;

WHEREAS, on April 16, 2013, Plaintiffs’ counsel conducted the deposition of Michael Carr, Director, Stifel;

WHEREAS, on April 18, 2013, Plaintiffs’ counsel conducted the deposition of Daniel Tracy, Chairman of the Board of Directors of EDAC;

WHEREAS, on April 19, 2013, having reviewed the documents produced by Defendants as well as the 14D-9 and other public filings and publicly available materials, and in consultation with a financial expert, Plaintiffs’ counsel made a written settlement demand on Defendants;

WHEREAS, on April 19, 2013, counsel for all parties to the Actions began engaging in arm’s length negotiations concerning a possible resolution of the Actions;

WHEREAS, counsel for the Plaintiffs in the Actions and counsel for Defendants in the Actions have engaged in extensive arm’s-length negotiations concerning a possible settlement of the Actions;

WHEREAS, counsel for all parties to the Actions have reached an agreement in principle, set forth in this Memorandum, providing for the settlement of the Actions between and among Plaintiffs, on behalf of themselves and the putative Class (as defined below), and Defendants, on the terms and subject to the conditions set forth below (the “Settlement”);

WHEREAS, Defendants have consented to the conditional certification of the Connecticut Actions as a class action pursuant to Connecticut Practice Book §§ 9-7, 9-8 and 9-9 for settlement purposes only, as defined in Paragraph 5(a) hereinafter;

WHEREAS, Plaintiffs and their counsel have taken into consideration the strengths and weaknesses of Plaintiffs’ claim and have determined that a settlement of the Actions on the terms set forth in this Memorandum is fair, reasonable, adequate, and in the best interests of Plaintiffs and the putative Class, confers a substantial benefit upon them, and that it is reasonable to pursue a settlement of the Actions based upon the procedures outlined herein and the benefits and protections offered herein;

WHEREAS, entry into the Memorandum by Plaintiffs is not an admission as to the lack of any merit of any of the claims asserted in the Actions; and

WHEREAS, Defendants, solely to avoid the costs, disruption and distraction of further litigation, and without admitting the validity of any allegations made in the Actions, or any liability with respect thereto, have concluded that it is desirable that the claims against them be settled and dismissed on the terms set forth in this Memorandum;

NOW, THEREFORE, as a result of the foregoing and the negotiations among counsel for the parties, the parties to the Actions have agreed as follows this 24th day of April, 2013:

1. As a result of the negotiations between and among the parties, it is agreed that, in consideration of the full settlement and release of the Settled Claims (as defined below), EDAC will provide additional disclosures set forth in an amendment to EDAC’s 14D-9 to be filed with the SEC no later than April 25, 2013 and attached hereto as Exhibit A (the “Disclosures”). Without admitting any wrongdoing, Defendants acknowledge that the filing and prosecution of the Actions and discussions with Plaintiffs’ counsel were the sole cause for the Disclosures.

2. The parties to the Actions will use their best efforts to agree upon, execute, and present to the Connecticut Court within 30 days of consummation of the Merger a formal stipulation of settlement (“Stipulation”) and such other documents as may be necessary and appropriate to obtain the prompt approval by the Connecticut Court of the Settlement and the dismissal with prejudice of the Actions in the manner contemplated herein and by the Stipulation. The Stipulation shall provide that all proceedings in the Connecticut Actions, except for Settlement-related proceedings in the Connecticut Court and as permitted herein, shall be stayed until Settlement-related proceedings are concluded.

3. Within 15 days of execution of this Memorandum, the parties to the Wisconsin Action shall present to the Wisconsin Court a stipulation that shall provide that all proceedings in the Wisconsin Action shall be stayed until Settlement-related proceedings are concluded.

4. The parties shall refrain from further activities in the Actions, except for those related to or in furtherance of the Settlement or otherwise permitted herein, until the Settlement-related proceedings are concluded. Defendants shall file applications for referral of the Connecticut Actions to the Complex Litigation Docket, ranking the parties’ order of preference for location as (1) Hartford, (2) Stamford and (3) Waterbury. Plaintiffs shall file a motion to consolidate the Connecticut Actions pursuant to Connecticut Practice Book § 9-5. The parties shall jointly move for entry of an order in the Connecticut Actions approving the stipulated protective order for confidential information previously executed by the parties. Plaintiffs shall provide their consent to any motion by Defendants to extend the time period for filing a responsive pleading in the Actions while Settlement-proceedings are ongoing. Without limiting Defendants’ rights to file subsequent motions or pleadings in response to the complaints in the Connecticut Actions, Defendants shall, even if Settlement-proceedings are ongoing, be permitted to file motions to dismiss in the Connecticut Actions on grounds that may be waived if not timely presented under Connecticut Practice Book § 10-32, except that Defendants agree not to object to service of process. In the event that Defendants file such a motion to dismiss in the Connecticut Actions while Settlement-proceedings are ongoing, Defendants agree to refrain from requesting adjudication of such motion and to consent to any motion by Plaintiffs to extend the time period for responding to such motion while Settlement-proceedings in the Connecticut Action are ongoing.

5. The Stipulation shall include, among other things, the following provisions:

(a) the confirmation of the conditional certification of the Actions as a non opt-out class action pursuant to Connecticut Practice Book §§ 9-7, 9-8 and 9-9 on behalf of a Class consisting of all record and beneficial owners of EDAC common stock during the period beginning on March 29, 2012, through the date of the consummation of the Merger, including any and all of their respective successors in interest, predecessors, representatives, trustees, executors, administrators, heirs, assigns or transferees, immediate and remote, and any person or entity acting for or on behalf of, or claiming under, any of them, and each of them (the “Class,” to be composed of “Class Members”). Excluded from the Class are Defendants, members of the immediate family of any Defendant, any entity in which a Defendant has or had a controlling interest, and the legal representatives, heirs, successors or assigns of any such excluded person;

(b) an agreement to a form of notice to submit for Connecticut Court approval (when approved by the Connecticut Court, the “Notice”). EDAC shall be responsible for providing Notice of the Settlement to the members of the Class in the form and manner directed by the Connecticut Court. EDAC shall pay all costs and expenses incurred in filing and distributing the Disclosures to its shareholders and providing Notice of the Settlement to the Class Members, with the understanding that such Notice is to be made by U.S. mail unless otherwise ordered by the Connecticut Court;

(c) the complete discharge, dismissal with prejudice on the merits, release and settlement, to the fullest extent permitted by law, of all known and unknown claims of every nature and description whatsoever, against Defendants and their respective predecessors, successors-in-interest, parents, subsidiaries, affiliates, representatives, agents, insurers, trustees, executors, heirs, spouses, marital communities, assigns or transferees and any person or entity acting for or on behalf of any of them and each of them, and each of their predecessors, successors-in-interest, parents, subsidiaries, affiliates, representatives, agents, insurers, trustees, executors, heirs, spouses, marital communities, assigns or transferees and any person or entity acting for or on behalf of any of them and each of them (including, without limitation, any investment bankers, accountants, insurers, reinsurers or attorneys and any past, present or future officers, directors, partners and employees of any of them) (collectively, the “Released Parties”), that have been or could have been asserted by Plaintiffs or any member of the Class in their capacity as shareholders, related to the Proposed Transaction, in any forum, including class, derivative, individual, or other claims, whether state, federal, or foreign, common law, statutory, or regulatory, including, without limitation, claims under the federal securities laws, arising out of, related to, or concerning (i) the allegations contained in the Actions, including but not limited to all claims asserted in the Amended Wisconsin Complaint and the Amended Connecticut Complaint, (ii) the Proposed Transaction, (iii) the 14D-9 and any amendments thereto or any other disclosures or filings relating to the Proposed Transaction, including but not limited to the Schedule TO, Offer to Purchase, Letter of Transmittal and related documents, or alleged failure to disclose, with or without scienter, material facts to shareholders in connection with the

Merger, (iv) the events leading to, connected to or relating to, the Proposed Transaction, including the MidOcean/PSP Proposal Matters, (v) the negotiations with any person or entity in connection with the Proposed Transaction, (vi) any agreements relating to the Proposed Transaction and any action taken in connection with the same, or to effectuate and consummate the Proposed Transaction, and any compensation or other payments made to any of the Defendants in connection with the Proposed Transaction, (vii) any alleged aiding and abetting of any of the foregoing, and (viii) any and all conduct by any of the Defendants or any of the other Released Persons arising out of or relating in any way to the negotiation or execution of this Memorandum and any subsequent Stipulation of Settlement (collectively, the “Settled Claims”); provided, however, that the Settled Claims shall not include the right of the Plaintiffs or any members of the Class to enforce in the Connecticut Court the terms of the Stipulation or any claims for appraisal pursuant to Wis. Stat. Sections 1301-1331;

(d) that Plaintiffs and their respective agents, including without limitation their counsel, will receive from Defendants and Released Persons, as well as their successors and assigns, a full release from any and all claims, including with respect all Settled Claims and unknown claims as defined herein, arising out of the institution, prosecution, settlement, or resolution of the Actions; provided, however, that the Defendants and Released Persons shall retain the right to enforce in the Connecticut Court the terms of this Memorandum, the Settlement or the Stipulation;

(e) a statement that Defendants have denied, and continue to deny, that any of them have committed or have threatened to commit any violations of law or breaches of duty to the Plaintiffs, the Class or anyone else;

(f) a statement that Defendants are entering into the Settlement solely because it will eliminate the uncertainty, distraction, burden, and expense of further litigation;

(g) a statement that Plaintiffs believe that their claim had substantial merit when filed and are settling these claims because they believe that the Disclosures will provide substantial value to the shareholders of EDAC;

(h) a statement that entry into the Settlement by Plaintiffs is not an admission as to the lack of any merit of any of the claims asserted in the Actions;

(i) a statement that Plaintiffs have concluded that the Settlement is fair and adequate, and that it is reasonable to pursue the Settlement based upon the terms and procedures outlined herein;

(j) a statement that in the event the Settlement does not become final for any reason, Defendants reserve the right to oppose certification of any class in future proceedings;

(k) an Order, subject to further Order of the Connecticut Court, that pending Final Court Approval of the Settlement, Plaintiffs and all members of the Class, and any of them, are barred and enjoined from commencing, prosecuting, instigating or in any way participating in the commencement or prosecution of any action asserting any of the Settled Claims, either directly, representatively, derivatively, or in any other capacity, against any Released Person; and

(l) a statement that: (i) the release contemplated by the Stipulation shall extend to claims that the parties granting the release (the “Releasing Parties”) do not know or suspect to exist at the time of the release, which if known, might have affected the Releasing Parties’ decision to enter into the release; (ii) the Releasing Parties shall be deemed to relinquish, to the extent applicable, and to the full extent permitted by law, the provisions, rights and benefits of Section 1542 of the California Civil Code; and (iii) the Releasing Parties shall be deemed to waive any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to California Civil Code § 1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Plaintiffs acknowledge, and the members of the Class shall be deemed by operation of the entry of a final order and judgment approving the Settlement to have acknowledged, that the foregoing waiver was separately bargained for, is an integral element of the Settlement, and was relied upon by each and all of the Defendants in entering into the Settlement.

6. This Memorandum shall be null and void and of no force and effect, unless otherwise agreed to by the parties pursuant to the terms hereof, if: (a) the Settlement does not obtain Final Court Approval for any reason; (b) the Merger is not consummated for any reason; or (c) the Court declines to certify a mandatory non-opt out Class as requested in the Stipulation. In the event any party withdraws from the Settlement, this Memorandum shall not be deemed to prejudice in any way the respective positions of the parties with respect to the Actions. Should the Stipulation not be executed or not be consummated in accordance with the terms described herein, or the Merger not be consummated for any reason, the Settlement shall be null and void and of no force and effect, and shall not be deemed to prejudice in any way the position of any party with respect to the Actions. In such event, and consistent with the applicable evidentiary rules, neither the existence of this Memorandum nor its contents shall be admissible in evidence or shall be referred to for any purpose in the Actions or in any other proceeding, provided, however, that nothing herein shall preclude use of the Memorandum in connection with any application for an award of fees and expenses by Plaintiffs’ counsel.

7. No fees or expenses shall be paid to counsel for Plaintiffs by Defendants pursuant to the Memorandum in the absence of consummation of the Merger and approval of the release set forth in Paragraph 5(c). Plaintiffs and Plaintiffs’ counsel reserve the right to make a fee application if the Merger is not consummated, and Defendants reserve all rights to oppose such an application.

8. Upon Final Approval of the Settlement, each Class Member covenants not to sue, and each Class Member shall be barred from suing, any Defendant or any other Released Person for any Settled Claim.

9. If any action is currently pending or is later filed in any state or federal court asserting claims that are related or similar to the subject matter of the Actions prior to Final Court Approval of the proposed Settlement, Plaintiffs shall cooperate with the Defendants in obtaining the dismissal or withdrawal of such litigation, including, where appropriate, joining in any motion to dismiss such litigation.

10. This Memorandum will be executed by counsel for the parties to the Actions, each of whom represent and warrant that they have the authority from their client(s) to enter into this Memorandum and bind their clients thereto. With the exception of Plaintiff Randle, Plaintiffs represent and warrant that they each have been a shareholder of EDAC at all relevant times, that as of the date hereof, they each continue to hold stock in the Company, and shall provide written proof thereof before execution of the Stipulation, and that none of Plaintiffs’ claims or causes of action referred to in any complaint in the Actions or this Memorandum have been assigned, encumbered, or in any manner transferred, in whole or in part.

11. This Memorandum, the Stipulation, and the Settlement shall each be governed by and construed in accordance with the laws of the State of Connecticut without regard to

Connecticut’s principles governing choice of law. The parties agree that any dispute arising out of or relating in any way to this Memorandum, the Stipulation, or the Settlement shall not be litigated or otherwise pursued in any forum or venue other than the Connecticut Court, and the parties expressly waive any right to demand a jury trial as to any such dispute.

12. This Memorandum may be modified or amended only by a writing, signed by all of the signatories hereto, that refers specifically to this Memorandum.

13. The provisions contained in this Memorandum shall not be deemed a presumption, concession or admission by any party of any fault, liability, wrongdoing, or any infirmity or weakness of any claim or defense, as to any facts or claims that have been or might be alleged or asserted in the Actions, or any other action or proceeding that has been, will be, or could be brought, and shall not be interpreted, construed, deemed, invoked, offered, or received in evidence or otherwise used by any person in the Actions, or in any other action or proceeding, whether civil, criminal, or administrative, for any purpose other than as provided expressly herein.

14. This Memorandum shall be binding upon and inure to the benefit of the parties and their respective agents, executors, heirs, successors, and assigns.

15. Subject to the terms and conditions of this Memorandum, the terms and conditions of the Stipulation contemplated hereby and subject to Final Approval of the Settlement and such fees and expenses awarded by the Connecticut Court, EDAC (or its successor in interest) and/or its insurance carrier shall pay such fees and expenses as may be awarded by the Connecticut Court. The parties agree to negotiate the amount of attorneys’ fees and expenses in good faith after all substantive elements of the Stipulation have been agreed upon. Plaintiffs agree only to seek, and Defendants agree not to oppose, fees and expenses from the Connecticut

Court in the amount negotiated and agreed to with counsel for Defendants in the Actions, assuming such negotiations are successful and agreement is reached. Plaintiffs agree that there shall be only one application for a fee award, and that such application shall be made in the Connecticut Court. In the event the parties are unable to reach agreement concerning such fees and expenses, Defendants may oppose the amount of any application for fees and expenses made by Plaintiffs, but agree not to contest Plaintiffs’ counsel’s entitlement to some amount of fees. If the parties are unable to reach agreement regarding a reasonable award of fees and expenses, the parties intend to, and do, preserve all arguments in connection with any petition for attorneys’ fees and expenses by Plaintiffs’ counsel to the extent that such arguments do not directly contradict the facts set forth in this Memorandum. Any failure by the parties to reach agreement in the Stipulation on an amount of fees and expenses, or by the Connecticut Court to approve the amount of such fees and expenses, shall not affect the validity of the Settlement. EDAC (or its successor in interest) and/or its insurance carrier shall pay the fees and expenses awarded to Brower Piven, A Professional Corporation, as agent for Plaintiffs’ counsel, within ten business days after the entry of the Connecticut Court’s order awarding such fees and expenses. In the event that any such order is reversed or modified on appeal, Plaintiffs’ counsel are jointly and severally obligated to refund to EDAC the amount by which the fees and expenses were reduced and all interest accrued or accumulated thereon within ten business days of such reduction or modification. Plaintiffs’ counsel shall be solely responsible for allocating any fees and expenses awarded by the Connecticut Court among counsel for any settlement Class Member. Except as provided herein, neither Plaintiffs, nor Plaintiffs’ counsel, nor any Class Member shall seek any other fees, expenses, or compensation relating to the Actions, and the Released Persons shall bear no other expenses, costs, damages, or fees alleged or incurred by the Plaintiffs, by any Class Member, or by any of their attorneys, experts, advisors, agents, or representatives.

16. The parties to the Actions will present the Settlement to the Connecticut Court for hearing and approval as soon as reasonably practicable following dissemination of appropriate notice to Class members, and will use their best efforts to obtain Final Court Approval of the Settlement and the dismissal of the Actions with prejudice as to all claims asserted or which could have been asserted against the Defendants in the Actions and without costs to any party, except as expressly provided herein. As used herein, “Final Court Approval” of the Settlement means that the Connecticut Court has entered an order approving the Settlement in accordance with the Stipulation, and such order is finally affirmed on appeal or is no longer subject to appeal and the time for any petition for re-argument, appeal or review, by leave, writ of certiorari, or otherwise, has expired.

17. Within 10 business days of Final Court Approval, the parties shall file all papers necessary to accomplish the dismissal of the Wisconsin Actions.

18. The “Effective Date” of the Settlement shall be the date on which the Final Court Approval approving the settlement and dismissal of the Actions becomes final and no longer subject to further appeal or review, whether by exhaustion of any possible appeal, writ of certiorari, lapse of time or otherwise.

19. This Memorandum may be executed in any number of actual or telecopied counterparts and by each of the different parties on several counterparts, each of which when so executed and delivered will be an original. The executed signature page(s) from each actual or telecopied counterpart may be joined together and attached and will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Memorandum effective as of the date set forth above.

DATED: April 24, 2013

BROWER PIVEN	ROBINSON & COLE LLP
A Professional Corporation	Joseph L. Clasen
David A.P. Brower	Brian J. Wheelin
Brian C. Kerr	1055 Washington Blvd.
475 Park Avenue South, 33rd Floor	Stamford, CT 06901
New York, NY 10022	Tel.: (203) 462-7510
Tel.: (212) 501-9000	Fax: (203) 462-7599
Fax: (212) 501-0300

Counsel for Plaintiff Richard Cook and Proposed Co-Lead Counsel for Plaintiffs	GODFREY & KAHN, S.C.
Brett Koeller
780 North Water Street
Milwaukee, WI 53202
Tel.: (414) 273-3500
Fax: (414) 273-5198
FINKELSTEIN THOMPSON LLP
Burton H. Finkelstein	Counsel for Defendant EDAC Technologies Corp. and Individual Defendants Daniel C. Tracy, Dominick A. Pagano, Joseph S. Ruggiero, Lee K. Barba, Joseph P. Lebel, John A. Rolls, and Christopher R. Sansone
L. Kendall Satterfield
Rosalee B.C. Thomas
Robert O. Wilson
James Place
1077 30th Street. NW, Suite 150
Washington, D.C. 20007
Tel.: (202) 337-8000
Fax: (202) 337-8090

Counsel for Plaintiffs Edward Walsh and Marilyn Walsh and Proposed Co-Lead Counsel for Plaintiffs

BRODSKY & SMITH, LLC	DAY PITNEY LLP
Evan J. Smith	Erick M. Sandler
Marc L. Ackerman	Jaime Bachrach
Two Bala Plaza, Suite 602	242 Trumbull Street
Bala Cynwyd, PA 19004	Hartford, CT 06103
Tel.: (610) 667-6200	Tel.: (860) 275-0138
Fax: (610) 667-9029	Fax: (860) 881-2459

Counsel for Plaintiff Mark Crump and Proposed Co-Lead Counsel for Plaintiffs	KIRKLAND & ELLIS LLP
Yosef J. Riemer
David S. Flugman
Adam T. Humann
LEVI & KORSINSKY, LLP	601 Lexington Avenue
Shannon L. Hopkins	Tel.: (212) 446-6400
30 Broad Street, 24th Floor	Fax: (212) 446-6460
New York, NY 10004
Tel.: (212) 363-7500
Fax: (212) 363-7171
QUARLES & BRADY LLP
Donald K. Schott
Counsel for Plaintiff Phillip C. Randle and Proposed Co-Lead Counsel for Plaintiffs	Matthew Splitek
33 East Main Street, Suite 900
Madison, WI 53703
Tel.: (608) 283-2426
Fax: (608) 294-4923

Counsel for Defendants Greenbriar
WOLF POPPER LLP	Equity Group LLC, GB Aero Engine
Carl L. Stine	LLC, GB Aero Engine Merger Sub Inc.,
845 Third Avenue	Greenbriar Equity Fund, II L.P.,
New York, NY 10022	Greenbriar Equity Fund, II-A, L.P.,
Tel.: (212) 759-4600	Greenbriar Co-Investment
Partners II, L.P.
Counsel for Plaintiffs Charles Friedman and Len Grossberg

IZARD NOBEL LLP
Mark P. Kindall
Jeffrey S. Nobel
29 South Main Street, Suite 215
West Hartford, CT
Tel.: (860) 493-6292
Fax: (860) 493-6290

Proposed Co-Liaison Counsel for Plaintiffs

BROWN, PAINDIRIS & SCOTT, LLP
Bruce E. Newman
747 Stafford Avenue
Bristol, CT 06010
Tel.: (860) 583-5200
Fax: (860) 589-5780

Proposed Co-Liaison Counsel for Plaintiffs

BAUER & BACH, LLC
Daniel P. Bach
123 E. Main Street, Suite 300
Madison, WI 53703
Tel.: (608) 260-0000
Fax: (608) 260-000

Proposed Co-Liaison Counsel for Plaintiffs